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                                                                    EXHIBIT 11.2



                          ALLIED WASTE INDUSTRIES, INC.
      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - FULLY DILUTED
        (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS AND NUMBER OF SHARES)



                                                             Nine Months                    Three Months
                                                        Ended September 30,             Ended September 30,
                                                  -----------------------------    ------------------------------
                                                      1996             1997             1996            1997
                                                  ------------     ------------    -------------     ------------
                                                           (unaudited)                      (unaudited)

Income before extraordinary loss ..............   $     10,359     $     33,876     $      5,582     $     14,427
Extraordinary loss due to early extinguishment
   of debt, net of income tax benefit .........         11,024           53,205           11,024              793
                                                  ------------     ------------     ------------     ------------
Net income (loss) .............................           (665)         (19,329)          (5,442)          13,634
Dividends on preferred stock ..................           (861)            (381)            (287)             (44)
Interest savings upon conversion of
   convertible securities .....................             --               47               22               56
                                                  ------------     ------------     ------------     ------------
Adjusted net income (loss) to
   common shareholders ........................   $     (1,526)    $    (19,663)    $     (5,707)    $     13,646
                                                  ============     ============     ============     ============
Historical weighted average
   common shares outstanding ..................     59,502,699       80,421,005       61,274,849       82,350,279
Common stock equivalents -
   Stock options and warrants .................      2,196,588        9,091,649        2,050,420        2,964,917
Assumed conversions -
   Series D preferred .........................          --(*)               --               --               --
   9% cumulative convertible preferred ........          --(*)               --           -- (*)               --
   7% cumulative convertible preferred ........          --(*)            --(*)           -- (*)          339,143
   Convertible notes ..........................          --(*)          222,369          444,022          188,094
Issuable pursuant to earn-out
   agreements .................................        937,540          230,361          942,172          242,346
                                                  ------------     ------------     ------------     ------------
Weighted average common and
   common equivalent shares ...................     62,636,827       89,965,384       64,711,463       86,084,779
                                                  ============     ============     ============     ============
Fully diluted net income (loss) per share:
   Income before extraordinary loss ...........   $       0.15     $       0.37     $       0.08     $       0.17
   Extraordinary loss .........................          (0.18)           (0.59)           (0.17)           (0.01)
                                                  ------------     ------------     ------------     ------------
   Adjusted net income (loss) .................   $      (0.03)    $      (0.22)    $      (0.09)    $       0.16
                                                  ============     ============     ============     ============
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(*)  Assumed conversion of each of these securities, on an individual basis, has an anti-dilutive effect on earnings per share.